United Security Bancshares earns 3rd Quarter 2016 profits of $2.0 million

FRESNO, CA - October 18, 2016. United Security Bancshares (Nasdaq: UBFO), today announced its unaudited financial results for the quarter ended September 30, 2016. The Company reported consolidated net income of $2,040,000 or $0.12, per basic and diluted common share for the quarter ended September 30, 2016, as compared to $1,886,000 or $0.11 per basic and diluted common share for the quarter ended September 30, 2015. The Company recognized net income of $5,830,000 for the nine months ended September 30, 2016, an improvement of $653,000, or 12.61%, relative to the net income of $5,177,000 recognized for the nine months ended September 30, 2015. Basic and diluted earnings per share increased to $0.35 for the nine months ended September 30, 2016, as compared to $0.31 for the nine months ended September 30, 2015.

“We have experienced exceptional growth in our loan portfolio throughout the year while maintaining strong liquidity and capital levels. Our credit quality continues to improve with a 42% reduction in nonperforming assets, relative to year-end 2015, as a result of sales of OREO assets and principal reductions on nonperforming loans. We plan to work hard to continue this momentum through the end of the year." said Dennis R. Woods, President and Chief Executive Officer of the Company.

Third Quarter 2016 Highlights (at or for the quarter ended September 30, 2016)

▪	Net interest income increased to $7,404,000, compared to $6,633,000 for the quarter ended September 30, 2015, and increased from $6,666,000 in the preceding quarter.

▪	Net interest margin increased to 4.27%, from 3.91% in the preceding quarter, and 4.18% for the quarter ended September 30, 2015.

▪	Net recoveries totaled $6,000, compared to net charge-offs of $821,000 in the preceding quarter and net recoveries of $44,000 for the quarter ended September 30, 2015.

▪	Total loans increased to $560,651,000, compared to $515,376,000 at December 31, 2015.

▪	Nonperforming assets as a percentage of total assets decreased to 2.38%, compared to 4.42% at December 31, 2015.

▪	Nonperforming assets decreased approximately $13,456,000 between December 31, 2015 and September 30, 2016.

▪	Other real estate owned declined $5,808,000 to $7,065,000, compared to $12,873,000 at December 31, 2015.

▪	The allowance for credit losses as a percentage of gross loans declined to 1.59%, compared to 1.88% at December 31, 2015.

▪	Total deposits increased to $671,286,000, compared to $621,805,000 at December 31, 2015.

▪	Tangible book value per share increased to $5.51, compared to $5.30 at December 31, 2015.

Annualized return on average equity (ROAE) for the nine months ended September 30, 2016 was 8.38%, compared to 8.10% for the nine months ended September 30, 2015. Annualized return on average assets (ROAA) was 1.04% for the nine months ended September 30, 2016, compared to 1.01% for the nine months ended September 30, 2015. The increases in ROAE and ROAA for the nine months ended September 30, 2016 were primarily due to the growth in the loan portfolio during the year and the resulting favorable impact on interest income. ROAE for the quarter ended September 30, 2016 was 8.53% compared to 9.38% for the same period in 2015. ROAA was 1.07% for the quarter ended September 30, 2016, compared to 1.16% for the same period in 2015. The average cost of deposits was 0.18% for the quarters ended September 30, 2015 and September 30, 2016. Shareholders’ equity at September 30, 2016 was $95,585,000, up $5,950,000 from shareholders’ equity of $89,635,000 at December 31, 2015.

Total assets were up $55,948,000, or 7.71% for the nine months ended September 30, 2016, due to net growth of $29,495,000 in the investment portfolio and $45,275,000 in gross loan balances. Loan volume was favorably impacted by the purchase of residential mortgage loans during 2016 in addition to growth in real estate construction and development loans and student loan portfolios. Total deposits increased $49,481,000, or 7.96%, to $671,286,000 during the nine months ended September 30, 2016.

The Board of Directors of United Security Bancshares declared a third quarter 2016 stock dividend of one percent (1%) on September 27, 2016. The stock dividend was payable to shareholders of record on October 10, 2016, and the shares will be issued on October 21, 2016. This marks the 32nd consecutive quarterly stock dividend since 2008. The Company's Board of Directors has elected to issue stock dividends in order to preserve capital for future growth opportunities. No assurances can be provided that future dividends, whether payable in stock or cash, will be declared and/or as to the timing of such future dividends, if any.

Net interest income for the nine months ended September 30, 2016 totaled $20,681,000, an increase of $1,297,000 or 6.69% from the net interest income of $19,384,000 for the same period ended September 30, 2015. Although net interest income increased, the Company's net interest margin declined from 4.25% for the nine months ended September 30, 2015 to 4.10% for the nine months ended September 30, 2016. The 15 basis point decrease in net interest margin in the period-to-period comparison resulted primarily from growth in average balances on overnight investments which are a low-yielding asset and declining yields on the loan portfolio. The 17 basis point decrease in loan yields is the result of strong loan growth in lower-yielding mortgage loans and competitive pressures on loan yields. Net interest income for the quarter ended September 30, 2016 totaled $7,400,000, an increase of $744,000 from the net interest income of $6,656,000 for the same period ended September 30, 2015. The increase in net interest income on a quarterly and year-over-year comparison is the result of growth in the loan portfolio and increase in the rate on overnight investments in fed funds.

Non-interest income for the nine months ended September 30, 2016 totaled $3,773,000, reflecting a decrease of $141,000 from $3,914,000 in non-interest income reported for the nine months ended September 30, 2015. Customer service fees, which represent the largest portion of the Company's non-interest income, totaled $2,867,000 and $2,661,000 for the nine months ended September 30, 2016 and 2015, respectively. On a year-over-year comparative basis, non-interest income decreased primarily due to the change in fair value option of financial liability. The Company recorded a $48,000 gain on the fair value option of financial liability for the nine months ended September 30, 2016, compared to a $346,000 gain for the same period ended September 30, 2015.

Non-interest income for the quarter ended September 30, 2016 totaled $786,000, reflecting a decrease of $663,000 from $1,449,000 in non-interest income reported for the quarter ended September 30, 2015. This decrease was primarily due to a $423,000 loss recorded on the fair value option of financial liability for the quarter ended September 30, 2016, compared to a $148,000 gain for the same period ended 2015. The change in the fair value of financial liability was primarily caused by fluctuations in the LIBOR yield curve. Customer service fees totaled $924,000 for the quarter ended September 30, 2016, as compared to $963,000 for the quarter ended September 30, 2015.

For the nine months ended September 30, 2016, non-interest expense totaled $14,988,000, an increase of $584,000 compared to $14,404,000 for the nine months ended September 30, 2015. On a year-over-year comparative basis, non-interest expense increased due primarily to increases of $548,000 in salaries and employee benefit expenses, $239,000 in professional fees, and $191,000 in occupancy expenses, partially offset by a decrease in OREO expense. Professional fees for the nine months ended September 30, 2016 include a $125,000 legal settlement. Salaries and employee benefit expenses for the nine months ended September 30, 2016 reflect higher group insurance expense and salary and incentive expense.

Non-interest expense totaled $4,864,000 for the quarter ended September 30, 2016, a decrease of $150,000 as compared to $5,014,000 reported for the quarter ended September 30, 2015. On a quarter-over-quarter comparative basis, non-interest expense decreased primarily due to decreases in OREO expense, partially offset by an increase in salaries and benefits expense.

The Company recorded a recovery of provision for credit losses of $7,000 for the nine months ended September 30, 2016, compared to a provision of $434,000 for the nine months ended September 30, 2015. Net loan charge-offs totaled $788,000 for the nine months ended September 30, 2016, as compared to net recoveries of $368,000 for the nine months ended September 30, 2015. Included in net loan charge-offs are $641,000 in charge-offs that the Company had fully reserved for in prior periods. The Company had a provision for credit loss of $4,000 for the quarter ended September 30, 2016, compared to a recovery of provision for credit losses of $23,000 for the quarter ended September 30, 2015. Net loan recoveries totaled $6,000 for the quarter ended September 30, 2016, as compared to net loan recoveries of $44,000 for the quarter ended September 30, 2015.

With a modest recovery in the economy and real estate markets within the Company's service area, the Company has maintained an adequate allowance for loan losses, which totaled 1.59% of total loans at September 30, 2016, compared to 1.88% of total loans at December 31, 2015. The allowance for loan loss as a percentage of loans has declined over the last few years due to growth in our loan portfolio, improved credit quality, and improved economic conditions. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor and management considers the allowance for credit losses at September 30, 2016 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $13,456,000 between December 31, 2015 and September 30, 2016 to $18,638,000. Nonperforming assets as a percentage of total assets decreased from 4.42% at December 31, 2015 to 2.38% at September 30, 2016. The reduction in nonperforming assets is mostly attributed to partial sales on two OREO properties and paydowns on TDR balances. Nonaccrual loans decreased

$446,000 between December 31, 2015 and September 30, 2016 to $7,747,000. Impaired loans totaled $15,753,000 at September 30, 2016, a decrease of $7,926,000 from the balance of $23,679,000 at December 31, 2015. OREO totaled $7,065,000 at September 30, 2016, a decrease of $5,808,000 from the balance of $12,873,000 at December 31, 2015.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, Consumer Lending, and Financial Services departments. For more information, please visit www.unitedsecuritybank.com.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending do to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and particularly the section of Management’s Discussion and Analysis. Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30, 2016	December 31, 2015
Assets
Cash and non-interest-bearing deposits in other banks	$29,156	$29,733
Cash and due from Federal Reserve Bank	82,591	96,018
Cash and cash equivalents	111,747	125,751
Interest-bearing deposits in other banks	1,534	1,528
Investment securities available for sale (at fair value)	60,388	30,893
Loans and leases, net of unearned fees	560,651	515,376
Less: Allowance for credit losses	(8,918)	(9,713)
Net loans	551,733	505,663
Premises and equipment - net	10,225	10,800
Other real estate owned	7,065	12,873
Goodwill and intangible assets	4,488	4,488
Cash surrender value of life insurance	18,738	18,337
Deferred income tax asset - net	5,146	5,228
Other assets	10,528	10,083
Total assets	$781,592	$725,644

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing demand deposits	$283,462	$262,168
Money market, NOW, and savings	307,252	290,478
Time	80,572	69,159
Total deposits	671,286	621,805
Accrued interest payable	39	29
Other liabilities	6,420	5,875
Junior subordinated debentures (at fair value)	8,262	8,300
Total liabilities	686,007	636,009
Shareholders' equity

Common stock, no par value 20,000,000 shares authorized, 16,540,185 issued and outstanding at September 30, 2016, and 16,051,406 at December 31, 2015	55,305	52,572
Retained earnings	40,390	37,265
Accumulated other comprehensive loss	(110)	(202)
Total shareholders' equity	95,585	89,635
Total liabilities and shareholders' equity	$781,592	$725,644

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Interest income:
Interest and fees on loans	$7,435	$6,728	$20,722	$19,641
Interest on investment securities	244	175	618	555
Interest on deposits in FRB	72	55	348	138
Interest on deposits in other banks	2	1	6	5
Total interest income	7,753	6,959	21,694	20,339
Interest expense:
Interest on deposits	289	268	837	780
Interest on other borrowed funds	60	58	176	175
Total interest expense	349	326	1,013	955
Net interest income	7,404	6,633	20,681	19,384
Provision (Recovery of Provision) for Credit Losses	4	(23)	(7)	434
Net interest income after provision (recovery of provision) for credit losses	7,400	6,656	20,688	18,950
Non-interest income:
Customer service fees	924	963	2,867	2,661
Increase in cash surrender value of bank-owned life insurance	131	130	394	389
(Loss) gain on Fair Value of Financial Liability	(423)	148	48	346
Gain on redemption of JR subordinated debentures	—	78	—	78
Loss on sale of other investment	—	(23)	—	(23)
Other non-interest income	154	153	464	463
Total non-interest income	786	1,449	3,773	3,914
Non-interest expense:
Salaries and employee benefits	2,533	2,341	7,592	7,044
Occupancy expense	1,097	1,047	3,212	3,021
Data processing	23	29	108	90
Professional fees	327	277	1,116	877
Regulatory assessments	131	234	632	705
Director fees	75	78	218	202
Correspondent bank service charges	20	19	59	56
Loss (gain) on California tax credit partnership	49	(1)	122	60
Net cost on operation and sale of OREO	39	401	216	594
Other non-interest expense	570	589	1,713	1,755
Total non-interest expense	4,864	5,014	14,988	14,404

Income before income tax provision	3,322	3,091	9,473	8,460
Provision for income taxes	1,282	1,205	3,643	3,283
Net income	$2,040	$1,886	$5,830	$5,177

Basic earnings per common share	$0.12	$0.11	$0.35	$0.31
Diluted earnings per common share	$0.12	$0.11	$0.35	$0.31
Weighted average basic shares for EPS	16,538,605	16,537,697	16,538,019	16,537,697
Weighted average diluted shares for EPS	16,547,506	16,539,834	16,543,540	16,539,745

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Average Balances:
Loans (1)	$574,885	$500,522	$532,133	$488,885
Investment securities – taxable	56,887	36,513	46,384	43,375
Interest-bearing deposits in other banks	1,533	1,526	1,531	1,524
Interest-bearing deposits in FRB	56,264	90,739	93,305	76,523
Total interest-earning assets	689,569	629,300	673,353	610,307
Allowance for credit losses	(8,913)	(11,583)	(9,439)	(11,274)
Cash and due from banks	21,857	22,340	22,126	21,789
Other real estate owned	7,407	13,156	9,797	13,725
Other non-earning assets	49,846	52,297	49,452	52,932
Total average assets	759,766	705,510	745,289	687,479

Interest bearing deposits	372,909	354,702	368,464	351,924
Junior subordinated debentures	7,805	9,528	7,995	9,933
Total interest-bearing liabilities	380,714	364,230	376,459	361,857
Non-interest-bearing deposits	275,878	245,305	268,820	232,122
Other liabilities	8,267	8,739	7,291	8,023
Total liabilities	664,859	618,274	652,570	602,002
Total equity	94,907	87,236	92,719	85,477
Total liabilities and equity	$759,766	$705,510	$745,289	$687,479

Average Rates (annualized):
Loans (1)	5.15%	5.33%	5.20%	5.37%
Investment securities- taxable	1.71%	1.90%	1.78%	1.71%
Interest-bearing deposits in other banks	0.52%	0.26%	0.52%	0.44%
Interest-bearing deposits in FRB	0.51%	0.24%	0.50%	0.24%
Earning assets	4.46%	4.39%	4.30%	4.46%
Interest bearing deposits	0.31%	0.30%	0.30%	0.30%
Junior subordinated debentures	3.06%	2.42%	2.94%	2.36%
Total interest-bearing liabilities	0.36%	0.36%	0.36%	0.35%
Net interest margin	4.27%	4.18%	4.10%	4.25%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.

United Security Bancshares
Credit Quality (unaudited)
(dollars in thousands)
	September 30, 2016	December 31, 2015	September 30, 2015
Commercial and industrial	$569	$328	$1,310
Real estate - mortgage	1,539	1,635	1,547
RE construction & development	4,674	5,580	4,941
Installment/other	965	650	450
Total Nonaccrual Loans	$7,747	$8,193	$8,248

Loans past due 90 days and still accruing	—	—	—
Restructured Loans	3,826	11,028	5,763
Total nonperforming loans	$11,573	$19,221	$14,011
Other real estate owned	7,065	12,873	12,689
Total nonperforming assets	$18,638	$32,094	$26,700

Nonperforming assets to total gross loans	3.32%	6.23%	5.18%
Nonperforming assets to total assets	2.38%	4.42%	3.72%
Allowance for loan losses to nonperforming loans	77.06%	50.53%	82.60%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Annualized return on average assets	1.07%	1.16%	1.04%	1.01%
Annualized return on average equity	8.53%	9.38%	8.38%	8.10%
Annualized net charge-offs (recoveries) to average loans	0.00%	(0.03)%	0.20%	(0.10)%

	September 30, 2016	December 31, 2015
Shares outstanding - period end	16,540,185	16,051,406
Book value per share	$5.78	$5.58
Tangible book value per share	$5.51	$5.30
Efficiency ratio	60.53%	61.49%
Total impaired loans	$15,753	$23,679
Loan to deposit ratio	83.36%	82.87%
Allowance for credit losses to total loans	1.59%	1.88%
Total capital to risk weighted assets
Company	17.32%	16.65%
Bank	17.31%	16.69%
Tier 1 capital to risk-weighted assets
Company	16.07%	15.40%
Bank	16.05%	15.43%
Common equity tier 1 capital to risk-weighted assets
Company	14.82%	14.10%
Bank	16.05%	15.43%
Tier 1 capital to adjusted average assets (leverage)
Company	13.26%	12.95%
Bank	13.33%	12.94%